Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-3 of our report dated March 10, 2014 relating to the consolidated financial statements and financial statement schedule of Vipshop Holdings Limited (the “Company”) appearing in the Prospectus, which is part of this Registration Statement , including any supplements thereto.

We also consent to the reference to us under the heading “Experts” in such Prospectus, and under the heading “Experts” and “Summary Consolidated Financial and Operating Data” in each of the Prospectus Supplements.

/s/ Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong
March 10, 2014